PEN Inc.
Third Quarter Earnings Call

November 25, 2014

PEN Inc.

Dr. Scott Rickert, Chairman and CEO
Adam Wasserman, Chief Accounting Officer

Safe Harbor Statement

Today's webcast contains forward-looking statements that involve risks and uncertainties concerning our business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results are included in our annual report on Form 10-K for the fiscal year ended December 31, 2013, and in reports subsequently filed by us with the Securities and Exchange Commission. All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval System (EDGAR) at www.sec.gov or from our website. We hereby disclaim any obligation to publicly update the information provided here, including forward-looking statements, to reflect subsequent events or circumstances. We may also discuss non-GAAP financial measures as a supplement to our GAAP results because we believe they may provide useful information in analyzing and benchmarking the performance of our operations and assists investors in analyzing our financial performance.

pen inc.

PEN is on the move

Dr. Scott Rickert
Chairman and CEO

pen inc.

PEN is on the move

- PEN is making progress
- Putting PEN on solid financial footing
- Restructured R&D operation for break-even
- Contract research work continues apace
- Historical business of PEN remains strong
- Successfully absorbing combination expenses
- Our goal remains unchanged

pen inc.

Basis of third quarter results

Adam Wasserman
Chief Accounting Officer

pen inc.

Third Quarter Results

For the nine months ended September 30

- Net income up: $94,491 versus $97,642 net loss for the same period in 2013
- Sales increase: by $890,101 or 13.3% over same period in 2013
- Pro forma net income: $329,000*

*Non-GAAP [excludes $239,000 of Combination costs]

pen inc.

Third Quarter Results

For the nine months ended September 30

- Total stockholders' equity increased more than 40%
- Earnings per share are unchanged
- Net cash provided by operating activities increased: $1,024,899, compared to net cash used in operating activities of $567,294 for the same period in 2013

pen inc.

Third Quarter Results

For the quarter ended September 30

- Net loss of $478,677 as compared to net income of $30,799 for the same period of 2013
  - Reflect merger acquisition costs
  - Losses from the research and development segment
- Already made restructuring efforts to cut costs
- Plan to achieve positive or break-even cash flow by the end of 2014

Third Quarter Results

- Salaries, wages and contract services for 3 months and 9 months increased
  - Related to combination, market development, headcount
- Professional fees increased for the quarter and 9 months
  - Largely due to combination
- General and administrative expenses increased
  - Inclusion of costs and expenses of R&D segment since merger date
  - Restructuring to reduce costs and consolidate overhead

Third Quarter: other items

- Applied Nanotech $1.7 million convertible debt converted and retired
- $1.5 million line of credit to fund working capital needs
- Sales and marketing expense decreased
- Research and development costs decreased

pen inc.

Summary: Significant progress

- Retired $1.7 million in convertible debt
- Addressed expenses in R&D organization
- Both organizations are more financially sound
- Continue core businesses
- Poised for organic growth
- Working our product strategy

pen inc.

Question & Answer

PEN Inc.
Third Quarter Earnings Call

PEN is on the move

Dr. Scott Rickert
Chairman and CEO

pen inc.

Thank you for attending the PEN Inc. Third Quarter Earnings Call

November 25, 2014

pen inc.